                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  February 12, 2003



                            CHAMPION ENTERPRISES,INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



         Michigan                        1-9751                  38-2743168
----------------------------      ----------------------     -------------------
(State or other jurisdiction     (Commission File Number)       (IRS Employer
of incorporation)                                            Identification No.)



                         2701 Cambridge Court, Suite 300
                          Auburn Hills, Michigan 48326
--------------------------------------------------------------------------------
                    (Address of principal executive offices)


Registrant's telephone number, including area code:  (248) 340-9090


                                       N/A
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

Item 5.  Other Events.
         -------------

         The Registrant issued the following press release on February 12, 2003.



                           CHAMPION ENTERPRISES, INC.
                           REPORTS FOURTH QUARTER AND
                                YEAR END RESULTS

         Auburn Hills, Mich., February 12, 2003--Champion Enterprises, Inc. (NYSE: CHB), the nation's leading housing manufacturer, today reported results for its fourth quarter and year ended December 28, 2002. For the quarter, Champion had total revenues of $330 million and a net loss of $5.5 million ($0.12 per diluted share), compared to revenues of $366 million and a net loss of $4.8 million ($0.10 per diluted share) in the same quarter a year earlier. For the twelve months ended December, the company had revenues of $1.4 billion and a net loss of $256 million ($5.22 per diluted share) in 2002, compared to revenues of $1.5 billion and a net loss of $28 million ($0.59 per diluted share) a year ago. In 2001 Champion had after tax goodwill amortization expense for the three and twelve months of $2.2 million ($0.05 per diluted share) and $8.8 million ($0.18 per diluted share), respectively.

         Included in 2002 results were restructuring charges to close and consolidate retail sales centers and manufacturing facilities. For the quarter, these charges totaled $7.5 million pretax, consisting of losses on inventory liquidation of $4.0 million, asset impairment charges of $1.4 million, lease termination costs of $0.9 million and other closing related expenses of $1.2 million. Also included in quarterly results was a $2.3 million pretax gain from the sale of seven idle homebuilding facilities and a $1.5 million gain from the settlement of debt related to development operations. A $14.5 million tax benefit was also recognized for the quarter resulting from operating losses for the three-month period and from the completion of the sale or abandonment of certain acquired businesses and assets.

         In the year-to-date period of 2002, pretax closing related expenses were $55.3 million, including non-cash asset impairment charges of $28.9 million. In addition, pretax results included goodwill impairment charges of $97 million and gains from debt retirement of $7.4 million. The tax provision for the twelve months ended 2002 included a deferred tax asset valuation allowance of $102.3 million.

         Chairman, President, and Chief Executive Officer, Walter R. Young, commented, "Results in 2002 were hurt by tough market conditions, with industry wholesale shipments dropping 24.6% for the quarter and 12.8% for the year. Wholesale shipments were 168,491 homes in 2002, the lowest level since 1963. Substantial uncertainty exists as a result of the ongoing lack of affordable consumer financing and high consumer repossession levels. While our actions to manage through this cycle had a significant negative affect on earnings, we substantially strengthened our liquidity position and operating cash flows. We also considerably reduced our operating breakeven points and improved earnings potential."

Operations

         Manufacturing- For the three-month period, manufacturing revenues decreased 17% to $268 million from $323 million one year earlier. Quarterly manufacturing segment income was $6.5 million excluding the $2.3 million gain on sale of fixed assets, compared to $19.3 million in the three months ended December 2001. For the year-to-date period, the manufacturing segment had revenues of $1.2 billion in 2002, down 11% from $1.3 billion in 2001. Excluding restructuring charges of $26.3 million and the gain on sale of fixed assets, the manufacturing segment reported income of $26.7 million for the year, compared to $57.4 million in the year ago period (excluding $3.3 million for impairment charges related to closed operations).

         Champion had unfilled manufacturing orders of $26 million at 37 plants this December, compared to $18 million at 49 plants a year earlier. Losses related to independent retailer defaults in 2002 dropped to $1.3 million from $3.9 million in 2001. Genesis sales to builders and developers increased 15% from 2,700 homes a year ago to 3,100 homes in 2002, representing 10% of Champion's manufacturing homes sold and an estimated 15% of manufacturing revenues.

         Retail- For the quarter, retail revenues were $95 million and the segment had a loss of $7.1 million excluding $9.7 million of expenses to close 26 retail locations. In the fourth quarter of 2001, retail operations had comparable revenues and a loss of $9.2 million excluding $1.2 million of closing-related expenses. In the three months ended in 2002, closing-related expenses consisted of $6.7 million for losses on inventory liquidation, $0.9 million for non-cash asset impairment charges, $0.9 million for lease termination costs and $1.2 million for other closing expenses. Excluding closing-related expenses of $28.6 million in 2002 and $5.6 million in 2001, the retail segment reported a loss of $29.6 million for the year, compared to a loss of $27.6 million one year earlier.

         In 2002 fourth quarter same store sales increased 10% from a year earlier. For the quarter, the average number of new homes sold per sales location, excluding the wholesale liquidation of inventory from closed sales centers, increased 46% largely as a result of closing under performing retail locations and the liquidation of related inventories. Retail locations reduced inventories by 800 new homes during the quarter, or by 34%, to an average of
13.2 new homes per store from 16.3 at the end of September.

         Finance- HomePride Finance Corp. originated $26.1 million of loans for the quarter and $55.6 million for the year. The company received $35.6 million of proceeds for $46.8 million of loans placed in its warehouse funding facility in 2002. As expected, while HomePride is in its start-up phase of operations, it reported a pretax loss of $3.3 million and $8.3 million, respectively, for the three- and twelve-month periods.

         Corporate Expenses- In 2002 general corporate expenses included restructuring charges related to development investments of $0.5 million for the quarter and $2.8 million for the year. Corporate expenses in the year-to-date period also included $0.3 million of severance costs.

Capital Structure

         Champion ended the year with $77.4 million in unrestricted cash and $52.3 million in restricted cash, primarily serving as collateral for outstanding letters of credit. In addition, the company had $16.1 million in cash deposits, which were classified as other current assets on the balance sheet. During the three and twelve months ended December 2002, the company used $1.7 million and $1.5 million, respectively, of cash flow for operations.

         In January 2003 Champion finalized a committed three-year, $75 million revolving credit facility (subject to borrowing base availability) to be used in support of letters of credit and for general corporate purposes. As of the end of January 2003, $57.1 million of letters of credit were outstanding on this line, which is collateralized by accounts receivable, inventories, property, plant, and equipment and, to a lesser degree, cash and other assets. Upon issuing these letters of credit, restricted cash and cash deposits, in the aggregate, were reduced to $27.3 million and, over the next three months, are expected to be reduced to approximately $15 million.

         Champion had total debt outstanding at the end of December of $359.2 million, including floor plan payable and excluding warehouse line borrowings in support of its finance operations. During the fourth quarter of 2002, $15 million of the company's Series B-1 convertible preferred stock was redeemed for common stock at the floor redemption price of $5.66 per common share. A total of
2.65 million common shares were issued in connection with these redemptions.

         Young said, "We will continue to manage our operations with a primary focus on cash flow. In 2002 net working capital invested in operations decreased by $50 million, a 33% improvement over 2001. Further, with the addition of our new credit facility, we realized an immediate improvement in our unrestricted cash position of $41 million and, over the next several months, expect to free up an additional $10 million to $15 million of cash as a result of this line. Finally, while uncertainty always exists with respect to this process, the company expects to file its 2002 tax returns for an estimated $60 million tax refund in the second quarter of this year."

Industry View

         The company currently estimates 2003 industry wholesale HUD code shipments of 165,000 homes, slightly below 2002 levels and substantially less than the peak of 373,000 shipments in 1998. This estimate assumes that industry repossessions could increase from an estimated 90,000 in 2002 to 115,000 homes in 2003, an estimate which is dependent upon, among other things, the eventual management of the Conseco Finance portfolio. Such a high level of repossessions could represent up to 40% of total consumer demand as opposed to approximately 10% in a more normal environment. While consumer home-only financing remains tight, the company believes that cash and real estate loans represent over 60% of the industry's new home funding, up from 20% during the industry's peak sales levels.

Outlook

         "Despite the progress we've made in reducing our operating breakeven points and positioning the company for a return to profitability, we still expect to report a loss in the seasonally slower first quarter. Industry conditions remain uncertain, which makes forecasting any further out very difficult. As we did in 2002, we will continue to carefully monitor each of our location's results and take prompt actions, if and where necessary, to maximize our cash and profitability as this difficult industry cycle continues," Young concluded.

         Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the industry's leading manufacturer and has produced nearly 1.6 million homes since the company was founded. The company operates 37 homebuilding facilities in 16 states and two Canadian provinces and 118 retail locations in 24 states. Independent retailers, including 657 Champion Home Center locations, and approximately 600 builders and developers also sell Champion-built homes. The company also provides financing for retail purchasers of its homes. Further information can be found at the company's website, www.championhomes.net.

          This news release contains certain statements, including statements regarding industry forecasts, estimates of wholesale shipments, repossessions, consumer demand, finance availability and real estate loan activity and other trends and the company's primary focus, projected cash flow, tax returns and refunds, future plans, results, liquidity, earnings and prospects, which could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company's most recently filed Form 10-K and other SEC filings, and those discussions regarding risk factors are incorporated herein by reference.

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL SUMMARY
(Dollars and weighted shares in thousands, except per share amounts)

                                                           Unaudited
                                                      Three Months Ended                          Twelve Months Ended
                                               ---------------------------------            ---------------------------------
                                                  Dec. 28,         Dec. 29,        %           Dec. 28,          Dec. 29,       %
                                                    2002             2001         Chg.           2002              2001        Chg.
                                               ---------------  ----------------  ----      ----------------  ---------------  ----
Revenues:
Manufacturing net sales                        $      268,235   $       322,601   (17%)         $ 1,150,638      $ 1,296,315   (11%)
Retail net sales                                       94,544            95,468    (1%)             376,632          452,910   (17%)
Financial services revenues                             1,233                 -                       1,728                -
Less:  intercompany                                   (33,686)          (52,000)                   (156,704)        (201,000)
                                               ---------------  ----------------            ----------------  ---------------
Total revenues                                        330,326           366,069   (10%)           1,372,294        1,548,225   (11%)

Cost of sales (1)                                     285,151           299,746    (5%)           1,177,661        1,283,216    (8%)
                                               ---------------  ----------------            ----------------  ---------------

Gross margin                                           45,175            66,323   (32%)             194,633          265,009   (27%)

Selling, general and
    administrative expenses                            53,630            66,610   (19%)             235,109          274,773   (14%)

Financial services operating costs                      4,391                 -                       9,791                -

Goodwill impairment charges (2)                             -                 -                      97,000                -

Closing-related expenses (1)
    Asset impairment charges                            1,400             1,200                      28,900            7,700
    Other closing costs                                 2,100                 -                      11,100            1,200

Gain on fixed asset sales (1)                          (2,300)                -                      (2,300)               -

Gain on debt retirement (3)                            (1,515)                -                      (7,385)               -
                                               ---------------  ----------------            ----------------  ---------------

Operating loss (4)                                    (12,531)           (1,487)                   (177,582)         (18,664)

Interest expense, net                                   7,452             5,224                      26,573           22,624
                                               ---------------  ----------------            ----------------  ---------------

Loss before income taxes (5)                          (19,983)           (6,711)                   (204,155)         (41,288)

Income taxes (benefits) (6)                           (14,500)           (1,900)                     51,400          (13,400)
                                               ---------------  ----------------            ----------------  ---------------

Net loss                                               (5,483)           (4,811)                   (255,555)         (27,888)

Less: dividends on preferred stock                        482               250                       1,857              500

                                               ---------------  ----------------            ----------------  ---------------
Loss available to common shareholders          $       (5,965)  $        (5,061)            $      (257,412)  $      (28,388)
                                               ===============  ================            ================  ===============


Basic and diluted loss per share               $        (0.12)  $         (0.10)            $         (5.22)  $        (0.59)
                                               ===============  ================            ================  ===============

Weighted shares for basic and
    diluted EPS                                        50,976            48,247                      49,341           47,887
                                               ===============  ================            ================  ===============




See accompanying Notes to Financial Information.

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
OTHER STATISTICAL INFORMATION (UNAUDITED)

                                                          Three Months Ended                      Twelve Months Ended
                                                      ---------------------------              ---------------------------
                                                        Dec. 28,      Dec. 29,        %          Dec. 28,      Dec. 29,       %
                                                          2002          2001         Chg.           2002          2001       Chg.
                                                      ------------- ------------     ----      ------------- -------------   ----
MANUFACTURING

Homes sold                                                   7,180         9,482       (24%)         32,460        39,551      (18%)
    Less:  intercompany                                        908         1,530       (41%)          4,274         5,785      (26%)
Homes sold to
    independent retailers/builders                           6,272         7,952       (21%)         28,186        33,766      (17%)

Total floors sold                                           13,566        17,471       (22%)         60,408        71,487      (15%)

Floors sold per average plant                                  357           357                      1,381         1,430       (3%)

Multi-section mix                                              85%           80%                        82%           77%

Average home price                                         $35,900       $32,600        10%         $34,100       $31,400        9%

Manufacturing facilities at period end                          37            49       (24%)             37            49      (24%)


RETAIL

Homes sold
    New homes retailed                                       1,199         1,581       (24%)          5,340         7,578      (30%)
    New homes wholesaled                                       535             -                        666             -
    Pre-owned homes                                            277           394       (30%)          1,410         1,897      (26%)
    Total homes sold                                         2,011         1,975         2%           7,416         9,475      (22%)

% Champion-produced new homes sold                             97%           93%                        96%           88%

New multi-section mix                                          84%           74%                        81%           72%

Average new home price (excl. wholesaled)                  $66,800       $56,800        18%         $63,600       $56,200       13%

Average number of new homes sold per
    sales center per quarter (excl. wholesaled) (7)            9.2           6.3        46%             6.9           7.2       (4%)

Average number of new homes in inventory
    per sales center at period end (7)                        13.2          12.6         5%            13.2          12.6        5%

Sales centers at period end (7)                                118           244       (52%)            118           244      (52%)

CONSOLIDATED (in thousands)

Contingent repurchase obligations                         $225,000      $300,000       (25%)       $225,000      $300,000      (25%)
Champion-produced field inventories                       $510,000      $625,000       (18%)       $510,000      $625,000      (18%)
Shares issued and outstanding                               52,658        48,320         9%          52,658        48,320        9%
Depreciation expense                                        $4,648        $5,897       (21%)        $21,295       $24,425      (13%)
Cash provided by (used for) operations (8)                 ($1,725)       $1,807      (195%)        ($1,489)      $67,034     (102%)



See accompanying Notes to Financial Information.

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

                                                                 Unaudited
                                              Dec. 28,           Sept. 28,           Dec. 29,
ASSETS                                          2002                2002               2001
                                           ---------------     ---------------     --------------
Cash and cash equivalents                  $       77,381      $       92,356      $      69,456
Restricted cash                                    33,857              18,613                648
Accounts receivable, trade                         28,631              48,172             27,507
Inventories                                       111,352             146,386            172,276
Refundable taxes, deferred taxes
   and other current assets                        89,547              61,891             75,737
                                           ---------------     ---------------     --------------
       Total current assets                       340,768             367,418            345,624
                                           ---------------     ---------------     --------------
Loans receivable, net                              52,488              28,282                  -
Property and equipment, net                       127,644             135,910            177,430
Goodwill, net                                     165,437             165,940            258,967
Restricted cash                                    18,443              18,443                  -
Deferred taxes and other assets                    24,109              24,240             76,131
                                           ---------------     ---------------     --------------
                                           $      728,889      $      740,233      $     858,152
                                           ===============     ===============     ==============

LIABILITIES AND SHAREHOLDERS' EQUITY

Floor plan payable                         $       17,147      $        9,180      $      70,919
Warehouse line borrowing                           35,565              17,903                  -
Accounts payable                                   37,615              58,589             47,559
Other accrued liabilities                         173,615             192,834            174,036
                                           ---------------     ---------------     --------------
       Total current liabilities                  263,942             278,506            292,514
                                           ---------------     ---------------     --------------
Long-term debt                                    341,612             344,734            224,926
Other long-term liabilities                        56,754              46,867             48,678
Mandatorily redeemable
   convertible preferred stock                     29,256              44,108             20,000
Shareholders' equity                               37,325              26,018            272,034
                                           ---------------     ---------------     --------------
                                           $      728,889      $      740,233      $     858,152
                                           ===============     ===============     ==============

See accompanying Notes to Financial Information.

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL INFORMATION (UNAUDITED)

(1) A reconciliation of pretax closing-related expenses and the number of retail locations and manufacturing facilities closed or consolidated follows (dollars in thousands):

                                                   Three Months Ended                   Twelve Months Ended
                                           -----------------------------------     -------------------------------
                                              Dec. 28,            Dec. 29,           Dec. 28,         Dec. 29,
                                                2002                2001               2002             2001
                                           ---------------     ---------------     --------------   --------------
Closing-related expenses:
Cost of sales                              $        4,000      $            -      $      15,300    $           -
Selling, general and
  administrative expenses                           3,500               1,200             40,000            8,900
                                           ---------------     ---------------     --------------   --------------
                                           $        7,500      $        1,200      $      55,300    $       8,900
                                           ===============     ===============     ==============   ==============

Operations closed or consolidated:
  Retail sales centers                                 26                  13                126               48
  Manufacturing facilities                              2                   -                 12                4


In the quarter ended December 2002, the company sold seven idle homebuilding facilities, which resulted in a gain of $2.3 million.

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL INFORMATION (UNAUDITED) (CON'T)

(2) During the twelve months ended in 2002, the company recorded retail goodwill impairment charges totaling $97 million.

(3) During the quarter ended December 2002, the company recorded a pretax gain of $1.5 million from the settlement of debt related to its development operations. The year-to-date period also included a $5.9 million pretax gain resulting from the repurchase of $30 million of Senior Notes due 2009 for $23.8 million.

(4) A reconciliation of operating loss follows (in thousands):


                                                         Three Months Ended               Twelve Months Ended
                                                     ---------------------------       --------------------------
                                                       Dec. 28,      Dec. 29,            Dec. 28,      Dec. 29,
                                                         2002          2001                2002          2001
                                                     -------------  ------------       -------------  -----------
Operating income (loss) before goodwill
  impairment charges and amortization expense,
  closing-related expenses and gains on
  fixed asset sales and debt retirement              $     (8,846)  $     2,653        $    (34,967)  $    1,854
Goodwill impairment charges                                     -             -             (97,000)           -
Goodwill amortization expense                                   -        (2,940)                  -      (11,618)
Closing-related expenses                                   (7,500)       (1,200)            (55,300)      (8,900)
Gain on fixed asset sales                                   2,300             -               2,300            -
Gain on debt retirement                                     1,515             -               7,385            -
                                                     -------------  ------------       -------------  -----------
Operating loss                                       $    (12,531)  $    (1,487)       $   (177,582)  $  (18,664)
                                                     =============  ============       =============  ===========

(5) Manufacturing and retail EBITA consists of earnings (loss) before interest, taxes and goodwill amortization, and includes the gain on fixed asset sales and asset impairment charges and other costs related to closed or consolidated operations. Financial services loss includes operating costs, net interest income earned on finance loans receivable and interest expense from the warehouse facility. A reconciliation of loss before income taxes follows (dollars in thousands):

                                                                       % of                              % of
                                                       Dec. 28,       Related            Dec. 29,      Related
Three months ended:                                      2002          Sales               2001         Sales
                                                     -------------  ------------       -------------  -----------
Manufacturing EBITA                                  $      8,803          3.3%        $     19,319         6.0%
Retail EBITA (loss)                                       (16,753)       -17.7%             (10,417)      -10.9%
Financial services loss                                    (3,320)                                -
Gain on debt retirement                                     1,515                                 -
General corporate expenses                                 (7,068)                           (7,449)
Intercompany profit elimination                             4,130                                 -
Goodwill amortization                                           -                            (2,940)
Interest, net, excluding financial services                (7,290)                           (5,224)
                                                     -------------                     -------------
   Loss before income taxes                          $    (19,983)        -6.0%        $     (6,711)       -1.8%
                                                     =============                     =============

                                                                       % of                              % of
                                                       Dec. 28,       Related            Dec. 29,      Related
Twelve months ended:                                     2002          Sales               2001         Sales
                                                     -------------  ------------       -------------  -----------
Manufacturing EBITA                                       $ 2,743          0.2%            $ 54,131         4.2%
Retail EBITA (loss)                                       (58,204)       -15.5%             (33,154)       -7.3%
Financial services loss                                    (8,283)                                -
Gain on debt retirement                                     7,385                                 -
General corporate expenses                                (30,903)                          (28,023)
Goodwill impairment charges                               (97,000)                                -
Intercompany profit elimination                             6,460                                 -
Goodwill amortization                                           -                           (11,618)
Interest, net, excluding financial services               (26,353)                          (22,624)
                                                     -------------                     -------------
     Loss before income taxes                        $   (204,155)       -14.9%        $    (41,288)       -2.7%
                                                     =============                     =============

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL INFORMATION (UNAUDITED) (CON'T)

(6) In 2002 the company provided a 100% valuation allowance for its deferred tax assets and recorded tax benefits for tax losses which can be carried back for refunds of taxes previously paid. The effective tax rate for the three months ended December 2002 differs from the 35% federal statutory rate due to changes in temporary differences, benefits of which were recorded during the quarter. The effective tax rate for the twelve months ended December 2002 differs from the federal statutory rate due primarily to changes in temporary differences, non-deductible goodwill impairment charges and the deferred tax asset valuation allowance. For the three and twelve months ended December 2001, the difference between the federal statutory rate and the effective tax rate is due to state income taxes and non-deductible items, primarily goodwill amortization.

(7) The number of sales centers at period end has been revised to include outlets specializing in sales to manufactured housing communities in addition to full service retail locations. Per location averages have been revised accordingly.

(8) A reconciliation of cash flows follows (in thousands):

                                                    Three Months Ended               Twelve Months Ended
                                                ----------------------------     -----------------------------
                                                 Dec. 28,         Dec. 29,        Dec. 28,         Dec. 29,
                                                   2002             2001            2002             2001
                                                ------------     -----------     ------------     ------------
Net loss                                        $     (5,483)    $    (4,811)    $   (255,555)    $   (27,888)
Adjustments:
  Depreciation and amortization                        4,648           8,837           21,295          36,043
  Goodwill impairment charges                              -               -           97,000               -
  Asset impairment charges, net                         (900)          1,200           26,600           7,700
  Refundable income taxes                            (26,500)            377          (41,900)          1,977
  Deferred tax valuation allowance                         -               -           94,800               -
  Changes in working capital                          33,601          13,692           49,856          48,585
  Other                                               (7,091)        (17,488)           6,415             617
                                                ------------     -----------     ------------     ------------
Cash provided by (used for) operations                (1,725)          1,807           (1,489)         67,034
                                                ------------     -----------     ------------     ------------

Increase in finance loans receivable                 (24,700)              -          (53,559)              -
Other                                                  3,565          (2,494)          (7,512)        (24,490)
                                                ------------     -----------     ------------     ------------
Cash used for investing                              (21,135)         (2,494)         (61,071)        (24,490)
                                                ------------     -----------     ------------     ------------

Proceeds from Senior Notes                                 -               -          145,821               -
Inc (dec) in floor plan payable, net                   7,967           2,835          (53,772)        (43,279)
Increase in restricted cash                          (15,244)              -          (51,652)              -
Proceeds from warehouse facility                      17,662               -           35,565               -
Preferred stock issuance, net                              -               -           23,810          18,464
Repurchase of Senior Notes                                 -               -          (23,750)              -
Other                                                 (2,500)          1,401           (5,537)          1,584
                                                ------------     -----------     ------------     ------------
Cash provided by (used for) financing                  7,885           4,236           70,485         (23,231)
                                                ------------     -----------     ------------     ------------

Increase (decrease) in cash                          (14,975)          3,549            7,925          19,313
Beginning cash and cash equivalents                   92,356          65,907           69,456          50,143
                                                ------------     -----------     ------------     ------------
Ending cash and cash equivalents                $     77,381     $    69,456     $     77,381     $    69,456
                                                ============     ===========     ============     ============

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                  CHAMPION ENTERPRISES, INC.

                                                  /s/ Phyllis A. Knight
                                                  ------------------------------
                                                  Phyllis A. Knight,
                                                  Executive Vice President and
                                                  Chief Financial Officer


Date:    February 12, 2003